EXHIBIT 5

                        [LETTERHEAD OF BROWN & WOOD LLP]


                                             January 21, 1997

Merrill Lynch & Co., Inc.
World Financial Center
North Tower
New York, New York 10281

Dear Sirs,

      We have acted as counsel for Merrill Lynch & Co., Inc., a Delaware corporation (the "Company"), in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about January 21, 1997 under the Securities Act of 1933, as amended, of a Post-Effective Amendment to a Registration Statement on Form S-3 (the "Registration Statement") for the purpose of registering 1,000,000 shares of Common Stock, par value $1.33 1/3 per share (including Preferred Stock Purchase Rights) (the "Common Stock") of the Company that may be purchased in accordance with the terms of the Merrill Lynch & Co., Inc. Long-Term Incentive Compensation Plan and the Merrill Lynch & Co., Inc. Long-Term Incentive Compensation Plan for Managers and Producers (the "Plans"). In such capacity, we have examined the Restated Certificate of Incorporation and By-Laws of the Company, the Plans, and such other documents of the Company as we have deemed necessary or appropriate for the purposes of the opinion expressed herein.

      Based upon the foregoing, we advise you that, in our opinion, the shares of Common Stock when issued in accordance with the provisions of the Plans will be legally issued, fully paid and nonassessable.

      It is also our opinion that, under current law, the discussion set forth under the heading "Federal Income Tax Consequences" in the prospectus, although general in nature, is an accurate summary of the material federal income tax consequences related to stock options under the Plans and the transfer and exercise thereof.

      We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and any amendment thereto.



                                        Very truly yours,

                                        /s/ Brown & Wood LLP